BJ’s Wholesale Club Holdings, Inc. Announces Third Quarter Fiscal 2019 Results
Board Authorizes Stock Repurchase Program of up to $250 Million

•	Net sales for the third quarter of fiscal 2019 increased 0.1% to $3.2 billion, compared to the third quarter of fiscal 2018.

•	Comparable club sales excluding gasoline sales increased 1.1% for the third quarter of fiscal 2019, compared to the third quarter of fiscal 2018.

•	Income from continuing operations of $55.2 million for the third quarter of fiscal 2019, compared to income from continuing operations of $54.6 million in the third quarter of fiscal 2018.

•	Adjusted EBITDA for the third quarter of fiscal 2019 increased 3.8% to $154.1 million, compared to the third quarter of fiscal 2018.

•	Net income was $55.1 million, or $0.40 per diluted share, and adjusted net income was $56.6 million, or $0.41 per diluted share, for the third quarter of fiscal 2019.

•	Net cash provided by operating activities was $221.5 million for the first nine months of fiscal 2019. Free cash flow was $77.1 million for the first nine months of fiscal 2019.

•	Company updates outlook for fiscal 2019.

Westborough, MA (November 21, 2019) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and thirty-nine weeks ended November 2, 2019.

“We delivered solid margin improvement and continued earnings growth in the third quarter ” said Christopher J. Baldwin, Chairman and Chief Executive Officer, BJ’s Wholesale Club. "We remain focused on executing against our strategic plan and transforming our business to be well positioned for the long-term. The board's decision to authorize a stock repurchase program reflects the strength of our cash flow and confidence in our growth strategy and long-term outlook."

Key Measures for the Thirteen Weeks Ended November 2, 2019 (Third Quarter of Fiscal 2019) and for the Thirty-Nine Weeks Ended November 2, 2019 (First Nine Months of Fiscal 2019):

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
	November 2, 2019	November 3, 2018	% Growth	November 2, 2019	November 3, 2018	% Growth
Net sales	$3,152,887	$3,150,234	0.1%	$9,493,795	$9,380,640	1.2%
Membership fee income	76,517	71,429	7.1%	224,587	209,825	7.0%
Total revenues	3,229,404	3,221,663	0.2%	9,718,382	9,590,465	1.3%

Operating income	100,932	90,327	11.7%	270,355	193,571	39.7%
Income from continuing operations	55,196	54,568	1.2%	145,574	63,379	129.7%
Adjusted EBITDA (a)	154,144	148,464	3.8%	431,407	413,057	4.4%
Net income	55,092	54,431	1.2%	145,413	62,954	131.0%
EPS (b)	0.40	0.39	2.6%	1.04	0.55	89.1%
Adjusted net income(a)	56,575	53,822	5.1%	148,304	125,029	18.6%
Adjusted EPS (a)	0.41	0.39	5.1%	1.06	0.90	17.8%
Basic weighted average shares outstanding	135,521	135,018	0.4%	136,301	110,162	23.7%
Diluted weighted average shares outstanding	138,192	139,368	(0.8)%	139,390	114,944	21.3%

a)	See “Note Regarding Non-GAAP Financial Information”

b)	EPS represents earnings per diluted share

Additional Highlights:

•
Comparable club sales for the third quarter of fiscal 2019 decreased 0.4%, compared to the third quarter of fiscal 2018. Comparable club sales, excluding the impact of gasoline sales increased 1.1%. Comparable club sales for the first nine months of fiscal 2019 increased 0.7%, compared to the first nine months of fiscal 2018. Excluding the impact of gasoline sales, comparable club sales increased 1.5%.

•
Gross profit increased to $617.6 million in the third quarter of fiscal 2019 from $592.1 million in the third quarter of fiscal 2018. Gross profit increased to $1,804.6 million in the first nine months of fiscal 2019 from $1,732.0 million in the first nine months of fiscal 2018. Excluding the impact of gasoline sales and membership fee income, merchandise gross margin rate increased by approximately 50 basis points over the third quarter of fiscal 2018 and by approximately 40 basis points over the first nine months of fiscal 2018. The improvement was primarily driven by continued progress in our category profitability improvement program.

•
Selling, general and administrative expenses ("SG&A") increased to $510.4 million in the third quarter of fiscal 2019, compared to $499.6 million in the third quarter of fiscal 2018. In the first nine months of fiscal 2019, SG&A decreased to $1,523.5 million, compared to $1,534.3 million in the first nine months of fiscal 2018. Excluding charges associated with stock-based compensation related to the Company’s initial public offering (“IPO”), costs related to our IPO and the registered offerings by selling stockholders (such offering costs, collectively, "offering costs"), club asset impairment and management fees(1), SG&A was $510.4 million in the third quarter of fiscal 2019 compared to $496.2 million in the prior year period and $1,521.6 million in the first nine months of fiscal 2019 compared to $1,474.9 million in the prior year period. The increase in SG&A reflects continued investments to drive the Company’s strategic priorities.

•
Operating income increased to $100.9 million, or 3.1% of total revenues in the third quarter of fiscal 2019, compared to $90.3 million, or 2.8% of total revenues in the third quarter of fiscal 2018. Operating income increased to $270.4 million, or 2.8% of total revenues, in the first nine months of fiscal 2019, compared to $193.6 million, or 2.0% of total revenues in the first nine months of fiscal 2018. Excluding charges associated with stock-based compensation related to the IPO, offering costs, club asset impairment and management fees(1), operating income was $100.9 million, or 3.1% of total revenues in the third quarter of fiscal 2019, compared to $93.7 million, or 2.9% of total revenues in the prior year period and $272.3 million, or 2.8% of total revenues, in the first nine months of fiscal 2019, compared to $252.9 million, or 2.6% of total revenues in the prior year period.

•
Interest expense, net, decreased to $27.7 million in the third quarter of fiscal 2019, compared to $33.0 million in the third quarter of fiscal 2018. Excluding $2.0 million of write-off of deferred fees and the original issue discount associated with the 2019 partial payoff of our first lien term loan facility (the "First Lien Term Loan"), interest expense would have been $25.7 million in the third quarter of fiscal 2019. During the third quarter of fiscal 2018, the Company repriced its First Lien Term Loan and senior secured asset based revolving credit and term facility (the "ABL Facility"). Excluding $6.2 million in fees and write-off of deferred financing fees associated with the repricing, interest expense would have been $26.8 million for the third quarter of fiscal 2018. In the first nine months of fiscal 2019, interest expense, net, decreased to $82.3 million, compared to $137.8 million in the first nine months of fiscal 2018. Excluding $24.3 million in interest expense, $6.2 million in a prepayment penalty and $13.0 million in a write-off of deferred financing costs related to the Second Lien Term Loan that occurred during the second quarter of fiscal 2018 and excluding $6.2 million of expenses associated with the repricing of the First Lien Term Loan and ABL Facility in third quarter of fiscal 2018, interest expense for the first nine months of fiscal 2018 would have been $88.0 million.

•
Income tax expense was $18.0 million in the third quarter of fiscal 2019, compared to income tax expense of $2.7 million in the third quarter of fiscal 2018. The third quarter of fiscal 2019 included a benefit of $1.8 million from windfall tax benefits related to stock compensation awards compared to $7.6 million in the third quarter of fiscal 2018. Income tax expense was $42.5 million in the first nine months of fiscal 2019, compared to an income tax benefit of $7.6 million in the first nine months of fiscal 2018. The first nine months of fiscal 2019 included a benefit of $8.4 million from windfall tax benefits related to stock compensation awards, compared to $17.4 million in the first nine months of fiscal 2018.

(1) See reconciliation to Adjusted Net Income table

Stock Repurchase Program

•
On November 20, 2019, the Company's Board of Directors approved a stock repurchase program, effective immediately. The authorization allows the Company to repurchase up to $250.0 million of its outstanding common stock. The stock repurchase program expires in January 2022 and gives management the flexibility to determine the terms and conditions under which shares may be purchased. The amount and timing of any repurchases made under the stock repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the program may be suspended or discontinued at any time.

Fiscal Year (FY) 2019 Outlook

Outlook	Prior Outlook	Current Outlook
FY Ending February 1, 2020(a)	FY 2019	FY 2019

Net sales	$12.9 - $13.2	Approx. $12.9
Merchandise Comparable Store Sales (b)	1.5% - 2.5%	1.3% - 1.5%
Income from Continuing Operations	$200 - $212	$200 - $204
Adjusted EBITDA	$590 - $600	$585 - $592
Interest expense	$105- $110	$106- $108
Tax Rate(c)	Approx. 25%	Approx. 24%
Net income	$200 - $212	$200 - $205
EPS (d)	$1.42 - $1.50	$1.44 - $1.48
Capital Expenditures	Approx. $200	Approx. $200

a)	Amounts in millions, except for per share amounts. Net sales is in billions. Outlook reflects the immaterial impact of adopting the new lease accounting standard.

b)	Merchandise comparable store sales are defined as comparable club sales, excluding the impact of gasoline sales.

c)	Tax rate reflects statutory rate of 27.9%, offset by future windfall stock benefits.

d)	Based on estimated diluted weighted average shares outstanding of approximately 139 million.

Conference Call Details

A conference call to discuss the third quarter of fiscal 2019 financial results is scheduled for today, November 21, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 9697299. The recorded replay will be available until November 28, 2019 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 219 clubs and 144 BJ's Gas® locations in 17 states.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2019 outlook and longer-term position and outlook; and our future progress, as well as statements that include the words "will", "could", "predict", "continue", "would", “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition and development; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); disruptions in merchandise distribution; our ability to identify and respond effectively to consumer trends; the effects of payment related risks, including risks to the security of payment card information; changes in laws related to, or the governments administration of the Supplemental Nutrition Assistance Program or its electronic benefit transfer systems; union attempts to organize our team members; failure or disruption of our primary and back-up systems; our ability to attract and retain a qualified management team and other team members; fluctuation of our comparable club sales and quarterly operating results; changes in our product mix or in our revenues from gasoline sales; the effects of product recalls; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on March 25, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$3,152,887	$3,150,234	$9,493,795	$9,380,640
Membership fee income	76,517	71,429	224,587	209,825
Total revenues	3,229,404	3,221,663	9,718,382	9,590,465
Cost of sales	2,611,758	2,629,575	7,913,820	7,858,515
Selling, general and administrative expenses	510,410	499,554	1,523,480	1,534,314
Preopening expense	6,304	2,207	10,727	4,065
Operating income	100,932	90,327	270,355	193,571
Interest expense, net	27,702	33,029	82,274	137,787
Income from continuing operations before income taxes	73,230	57,298	188,081	55,784
Provision (benefit) for income taxes	18,034	2,730	42,507	(7,595)
Income from continuing operations	55,196	54,568	145,574	63,379
Loss from discontinued operations, net of income taxes	(104)	(137)	(161)	(425)
Net income	$55,092	$54,431	$145,413	$62,954
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.41	$0.40	$1.07	$0.58
Loss from discontinued operations	—	—	—	—
Net income	$0.41	$0.40	$1.07	$0.58
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.40	$0.39	$1.04	$0.55
Loss from discontinued operations	—	—	—	—
Net income	$0.40	$0.39	$1.04	$0.55
Weighted average number of shares outstanding:
Basic	135,521	135,018	136,301	110,162
Diluted	138,192	139,368	139,390	114,944

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	November 2, 2019	November 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$29,968	$31,502
Accounts receivable, net	185,983	179,091
Merchandise inventories	1,271,172	1,245,110
Prepaid expense and other current assets	55,285	104,258
Total current assets	1,542,408	1,559,961

Operating lease right-of-use assets, net	2,067,626	—
Property and equipment, net	775,659	745,889
Goodwill	924,134	924,134
Intangibles, net	150,357	206,706
Other assets	17,897	28,265
Total assets	$5,478,081	$3,464,955

LIABILITIES
Current liabilities:
Current portion of long-term debt	$449,377	$389,377
Current portion of operating lease liabilities	121,961	—
Accounts payable	973,328	976,518
Accrued expenses and other current liabilities	507,141	487,912
Total current liabilities	2,051,807	1,853,807

Long-term lease liabilities	1,980,447	—
Long-term debt	1,339,700	1,549,406
Deferred income taxes	50,486	51,810
Other noncurrent liabilities	160,127	266,550

STOCKHOLDERS' DEFICIT	(104,486)	(256,618)
Total liabilities and stockholders' deficit	$5,478,081	$3,464,955

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)
	39 Weeks Ended November 2, 2019	39 Weeks Ended November 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$145,413	$62,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,920	122,434
Amortization of debt issuance costs and accretion of original issue discount	3,969	5,233
Debt extinguishment and refinancing charges	2,032	23,602
Impairment charges	—	3,962
Other non-cash items, net	2,539	1,826
Stock-based compensation expense	13,984	54,746
Deferred income tax provision (benefit)	14,846	(2,802)
Increase (decrease) in cash due to changes in:
Accounts receivable	8,317	11,233
Merchandise inventories	(218,866)	(225,972)
Accounts payable	160,291	202,630
Accrued expenses	(38,847)	(14,687)
Other operating assets and liabilities, net	10,924	5,734
Net cash provided by operating activities	221,522	250,893
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(144,428)	(103,340)
Net cash used in investing activities	(144,428)	(103,340)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(11,533)	(32,323)
Paydown of First Lien Term Loan and extinguishment of Second Lien Term Loan	(200,000)	(975,633)
Net borrowings on ABL Facility	195,000	207,000
Debt issuance costs paid	—	(982)
Net cash received (paid) from stock option exercises	9,293	(15,277)
Net cash received from Employee Stock Purchase Program (ESPP)	726	—
Acquisition of treasury stock	(67,305)	(19,109)
Net proceeds from stock issuance	—	685,889
Other financing activities	(453)	(570)
Net cash used in financing activities	(74,272)	(151,005)
Net increase (decrease) in cash and cash equivalents	2,822	(3,452)
Cash and cash equivalents at beginning of period	27,146	34,954
Cash and cash equivalents at end of period	$29,968	$31,502

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow and net debt and net debt to LTM adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to the IPO; offering costs; management fees; club asset impairment; charges related to debt restructurings and retirements; the windfall tax benefit from stock exercises; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding for the thirteen weeks and thirty-nine weeks ended on the last day of the latest periods presented.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; management fees; non-cash rent; strategic consulting; offering costs; and other adjustments.
We define free cash flow as net cash provided by operating activities net of capital expenditures.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes preopening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our stores. The amount and timing of preopening expenses are dependent on, among other things, the size of new stores opened and the number of new stores opened during any given period.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our board of directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our board of directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income as reported	$55,092	$54,431	$145,413	$62,954
Adjustments:
Stock-based compensation related to IPO (a)	—	—	—	48,927
Offering costs (b)	—	2,382	1,928	3,143
Management fees (c)	—	—	—	3,333
Club asset impairment (d)	—	962	—	3,962
Charges related to extinguishing Second Lien Term Loan (e)	—	—	—	19,159
Interest and amortization on Second Lien Term Loan (f)	—	—	—	24,341
Charges and write-offs related to 2018 debt refinancing and 2019 debt paydown (g)	2,032	6,240	2,032	6,240
Windfall tax benefit from stock exercises (h)	—	(7,586)	—	(17,353)
Tax impact of adjustments to net income (i)	(549)	(2,607)	(1,069)	(29,677)
Adjusted net income	$56,575	$53,822	$148,304	$125,029

Weighted average diluted shares outstanding	138,192	139,368	139,390	114,944
Weighted average diluted shares outstanding for the thirteen and thirty-nine weeks ended November 2, 2019	138,192	138,192	139,390	139,390
Adjusted net income per diluted share (j)	$0.41	$0.39	$1.06	$0.90

(a)	Represents stock-based compensation expense for certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents costs related to our IPO, and the registered offerings by selling stockholders.

(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(d)	Represents the impairment charges related to a club relocated in 2018.

(e)	Represents the write-off of certain deferred financing charges and a prepayment penalty associated with the payoff of our Second Lien Term Loan.

(f)	Represents the historical interest expense associated with the Second Lien Term Loan that was paid in full with proceeds from our IPO.

(g)	Represents the write-off of deferred fees associated with the 2019 partial payoff of our First Lien Term Loan and the 2018 repricing of the Company’s First Lien Term Loan and ABL Facility.

(h)	Represents the windfall tax benefit to the Company due to the exercise of stock options by former employees of the Company.

(i)	Represents the tax effect of the above adjustments at an effective tax rate of approximately 27% for both periods ended November 2, 2019 and November 3, 2018.

(j)
Adjusted net income per diluted share is measured using the weighted average diluted shares outstanding of 138.2 million shares for the third quarter of fiscal 2019 and third quarter of fiscal 2018, and 139.4 million shares for the first nine months of fiscal 2019 and first nine months of fiscal 2018.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Income from continuing operations	$55,196	$54,568	$145,574	$63,379
Interest expense, net	27,702	33,029	82,274	137,787
Provision (benefit) for income taxes	18,034	2,730	42,507	(7,595)
Depreciation and amortization	39,249	39,936	116,920	122,434
Stock-based compensation expense (a)	5,188	2,620	13,984	55,985
Preopening expenses (b)	6,304	2,207	10,727	4,065
Management fees (c)	—	—	—	3,333
Non-cash rent (d)	2,558	1,150	6,331	3,591
Strategic consulting (e)	—	9,321	11,349	22,569
Offering costs(f)	—	2,382	1,928	3,143
Other adjustments (g)	(87)	521	(187)	4,366
Adjusted EBITDA	$154,144	$148,464	$431,407	$413,057

(a)	Represents total stock-based compensation expense and includes expense related to certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(c)	Represents management fees paid to our sponsors (or advisory affiliates thereof) in accordance with our management services agreement, which terminated upon closing of the IPO.

(d)	Consists of an adjustment to remove the non-cash portion of rent expense.

(e)	Represents fees paid to external consultants for strategic initiatives of limited duration.

(f)	Represents costs related to our IPO and the registered offerings by selling stockholders.

(g)
Other non-cash items, including non-cash accretion on asset retirement obligations, termination costs to former executives and obligations associated with our post-retirement medical plan. Fiscal year 2018 also includes amortization of a deferred gain from sale leaseback transactions in 2013, and impairment charges related to a club that was relocated in 2018.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net Cash provided by operating activities	$6,398	$47,674	$221,522	$250,893
Less: Capital Expenditures	56,130	27,674	144,428	103,340
Free cash flow (a)	$(49,732)	$20,000	$77,094	$147,553

(a)	Free cash flow for the 13 Weeks Ended November 2, 2019 was primarily impacted by the timing of capital expenditures associated with land purchases and build out of the Company's new clubs in Michigan.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)
November 2, 2019
Total debt	$1,789,077
Less: Cash and cash equivalents	29,968
Net Debt	$1,759,109

Income from continuing operations	209,287
Interest expense, net	109,022
Provision for income taxes	61,928
Depreciation and amortization	156,709
Stock-based compensation expense (a)	16,916
Preopening expenses (b)	12,780
Non-cash rent (c)	7,604
Strategic consulting (d)	22,266
Offering costs (e)	2,588
Other adjustments (f)	(2,324)
Adjusted EBITDA	$596,776

Net debt to LTM adjusted EBITDA	2.9x

(a)	Represents total stock-based compensation expense and includes expense related to certain restricted stock and stock option awards issued in connection with our IPO.

(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(c)	Consists of an adjustment to remove the non-cash portion of rent expense.

(d)	Represents fees paid to external consultants for strategic initiatives of limited duration.

(e)	Represents costs related to our IPO and the registered offerings by selling stockholders.

(f)
Other non-cash items, including non-cash accretion on asset retirement obligations, termination costs to former executives and obligations associated with our post-retirement medical plan, amortization of a deferred gain from sale leaseback transactions in 2013, impairment charges related to a club that was relocated in 2018 and a gain from a third party settlement.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year 2019 Outlook for Adjusted EBITDA
(Amounts in millions)
(Unaudited)
	Fiscal Year 2019 Outlook
	Low End	High End
Income from continuing operations	$200	$205
Interest expense, net	108	106
Provision for income taxes	65	65
Depreciation and amortization	156	159
Stock-based compensation	20	20
Preopening expenses (a)	14	15
Non-cash rent (b)	10	10
Strategic consulting (c)	12	12
Adjusted EBITDA	$585	$592

(a)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.

(b)	Consists of an adjustment to remove the non-cash portion of rent expense.

(c)	Represents fees paid to external consultants for strategic initiatives of limited duration.

Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com

Media Contact:
Kirk Saville, BJ’s Wholesale Club
(774) 512-7425
ksaville@bjs.com